Exhibit 4.1

WATERS CORPORATION

AMENDED AND RESTATED

2009 EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose and History

The purpose of this Plan is to give Employees wishing to do so a convenient means of purchasing Common Stock of the Company through payroll deductions. The Company believes that ownership of Common Stock by Employees will foster greater Employee interest in the Company’s growth and development.

This Plan shall be effective as of the Effective Date. It is the Company’s intention that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed in a manner consistent with the requirements of that Code section. Capitalized terms are defined in Section 2, below.

As of the Effective Date, this Plan shall supersede and replace the Prior Plan, except with respect to awards of options to purchase Shares granted under the Prior Plan prior to the Effective Date, which will remain subject to the terms and conditions set forth in the Prior Plan. Awards of options to purchase Shares may not be granted under the Prior Plan on or following the Effective Date.

2.	Definitions

As used in this Plan, the following terms shall have the following meanings:

2.1. Board means the Company’s Board of Directors.

2.2. Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.

2.3. Committee means the Compensation Committee of the Board or such other committee delegated responsibility by the Board for the administration of the Plan, as provided in Section 5 of the Plan. For any period during which no such committee is in existence “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.

2.4. Common Stock or Stock means the common stock, par value $.01 per share, of the Company.

2.5. Company means Waters Corporation, a corporation organized under the laws of the State of Delaware.

2.6. Compensation means an Employee’s regular earnings plus commissions, lump sum cash payments of merit pay increases, overtime, short-term disability pay, unused vacation pay, and certain management-approved incentive bonuses; provided, that, subject to Section 423 of the Code, the Committee may modify this definition of Compensation at any time in its sole discretion.

2.7. Continuous Status as an Employee means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Plan administrator, provided that such leave is for a period of not more than three (3) months, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) transfers between locations of the Company or between the Company and a Covered Entity.

2.8. Contributions means all amounts credited to the account of a Participating Employee pursuant to the Plan.

2.9. Covered Entity means any Subsidiary that is designated by the Board as a Covered Entity in accordance with the procedures set forth in Section 14 hereof. For the avoidance of doubt, any Subsidiary that was previously designated as a Covered Entity under the Prior Plan as of the Effective Date shall continue to be designated as a Covered Entity under this Plan unless and until the Board determines in accordance with Section 14 hereof that such Covered Entity will cease to be a Covered Entity with respect to Plan Periods not yet commenced.

2.10. Covered Transaction means any of:

(a) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock:

1. in which the Company is not the surviving corporation;

2. unless following which securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to the Covered Transaction; or

3. that results in any person or group of persons (within the meaning of Section 13(d)(3) of the Exchange Act) directly or indirectly acquiring beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of securities possessing more than 20% of the total combined voting power of the Company’s outstanding securities unless pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board recommends such stockholders accept, in each case, other than an acquisition by (i) the Company or any of its affiliates, (ii) an employee benefit plan of the Company or any of its affiliates, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities;

(b) a sale or transfer of all or substantially all the Company’s assets;

(c) a change in the composition of the Board, over a period of thirty-six (36) consecutive months or less, in which a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (1) have been Board members continuously since the beginning of that period, or (2) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (1) who were still in office at the time that election or nomination was approved by the Board; or

(d) a dissolution or liquidation of the Company.

Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Committee), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

2.11. Effective Date has the meaning set forth in Section 21, below.

2.12. Employee means an individual who is an “employee” (within the meaning of Section 3401(c) of the Code) of the Company or a Covered Entity. Notwithstanding the foregoing, the Committee may provide that an Employee shall not be eligible to participate in a Plan Period under this Plan if: (i) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; (ii) such Employee has not met a service requirement designated by the Committee pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two (2) years); (iii) such Employee’s customary employment is for twenty (20) hours per week or less; (iv) such Employee’s customary employment is for less than five (5) months in any calendar year; and/or (v) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under this Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under this Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause this Plan to violate the requirements of Section 423 of the Code, as determined by the Committee in its sole discretion. Any exclusion in clauses (i), (ii), (iii), (iv) or (v) of this Section 2.12 shall be applied in an identical manner under each Plan Period to all Employees, in accordance with Treasury Regulation § 1.423-2(e).

2.13. Exchange Act means the Securities Exchange Act of 1934, as amended.

2.14. Fair Market Value has the meaning set forth in Section 6.5(c), below.

2.15. New Plan Period Termination Date has the meaning set forth in Section 12.4, below.

2.16. Participating Employee means an Employee who elects to participate in the Plan pursuant to Section 6.2, below.

2.17. Payroll Deduction means a payroll deduction specified by a Participating Employee to be made from each paycheck during the Plan Period for the purchase of Shares under this Plan.

2.18. Plan means this Amended and Restated Waters Corporation 2009 Employee Stock Purchase Plan.

2.19. Plan Period Commencement Date means the first day of each Plan Period.

2.20. Plan Period Termination Date means the last day of each Plan Period.

2.21. Plan Period means each period described in Section 6.1, at the end of which each Participating Employee shall purchase Shares in accordance with Section 6.6, below; provided, that, notwithstanding anything to the contrary set forth herein, in no event shall a Plan Period exceed twenty-seven (27) months.

2.22. Prior Plan means the Waters Corporation 2009 Employee Stock Purchase Plan.

2.23. Purchase Price means with respect to a Plan Period an amount equal to (a) ninety percent (90%) of the Fair Market Value (as defined in Section 6.5(c) below) of a Share on the Plan Period Commencement Date or (b) the Fair Market Value of a Share on the Plan Period Termination Date, whichever is lower; provided, that, subject to Section 423 of the Code, the Committee may modify this definition of Purchase Price at any time in its sole discretion.

2.24. Share means a share of Common Stock, as adjusted in accordance with Section 12 of the Plan.

2.25. Subsidiary means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulations § 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulations § 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.

3.	Shares Reserved For The Plan

Subject to adjustment as provided in Section 12 hereof, the aggregate number of Shares reserved for issuance hereunder shall be equal to the sum of: (i) 750,000 Shares, plus (ii) the number of Shares reserved for issuance pursuant to the Prior Plan but not issued thereunder as of the Effective Date. For purposes of applying the foregoing limitation, if any option granted hereunder (or any option granted under the Prior Plan) expires, terminates or is cancelled for any reason without having been exercised in full, the Shares not purchased or received by the Employee shall again be available for options to be granted under the Plan. Shares issued pursuant to the Plan may be either authorized but unissued shares or shares held by the Company in its treasury.

4.	Administration

The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder; provided, further, that the Committee may delegate its duties in order to facilitate the purchase and transfer of Shares and to provide for the day-to-day administration of the Plan with all powers necessary to enable the delegate to carry out its duties in that respect. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each option to be granted by the Company under the Plan. In making such determinations, the Committee may take into account such factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an option granted pursuant to hereto.

5.	Eligibility for Awards

Subject to the requirements of Section 6.2 and the limitations imposed by Section 423(b) of the Code, any Employee shall be eligible to participate in a Plan Period under the Plan as of the applicable Plan Period Commencement Date. Notwithstanding the foregoing or any provision of the Plan to the contrary, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (taking into account stock which would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such stock (determined on the basis of the Fair Market Value of such stock on the date or dates such option was granted) for each calendar year in which such option is outstanding at any time.

6.	Terms of Participation

6.1. Plan Periods. Each calendar year during the term of this Plan shall have four Plan Periods, beginning on the first day of each January, April, July and October for which a closing price for the Company Common Stock is available, and ending on the last day of the immediately following March, June, September and December for which a closing price for the Company Common Stock is available, respectively. Each such period is referred to herein as a “Plan Period.” Notwithstanding the foregoing, at any time and from time to time, the Committee may change the duration and/or the frequency of Plan Periods or suspend operation of the Plan with respect to Plan Periods not yet commenced.

6.2. Election to Participate and Plan Deductions.

(a) Shares shall be offered for purchase under the Plan through a series of successive, non-overlapping Plan Periods in accordance with Section 6.1 until such time as (i) the maximum number of Shares available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

(b) An eligible Employee may become a Participating Employee in the Plan by completing an enrollment agreement on the form provided by the company and filing it with the Company prior to the Company’s enrollment deadline for the Plan Period in which such Employee desires to participate, unless a later time for filing the subscription agreement is set by the Committee for all eligible Employees with respect to a given Plan Period. The enrollment agreement shall set forth the percentage of the Employee’s Compensation (subject to Section 6.2(c) below) to be paid as Contributions pursuant to the Plan. Payroll deductions shall commence on the first payroll following the Plan Period Commencement Date and shall end on the last payroll paid on or prior to the Plan Period Termination Date, unless sooner terminated by the Participating Employee as provided in Section 6.8.

(c) A Participating Employee may elect to have payroll deductions taken from each payroll during any Plan Period in an amount not less than one percent (1%) and not more than fifteen percent (15%) (or such other percentages as the Committee may establish from time to time before any Plan Period Commencement Date) of such Participating Employee’s Compensation on each payroll date during the Plan Period. All payroll deductions made by a Participating Employee shall be credited to his or her account under the Plan. No interest shall accrue on Contributions to the Plan. A Participating Employee may not make any additional payments into such account.

(d) Unless the Committee announces otherwise before the start of a particular Plan Period, an eligible Employee’s enrollment agreement in effect at the end of one Plan Period will remain in effect for each subsequent Plan Period.

(e) A Participating Employee may discontinue his or her participation in the Plan as provided in Section 6.8. In addition, a Participating Employee may, on one occasion only during each Plan Period, reduce the rate of his or her Contributions to zero percent (0%) with respect to the Plan Period by completing and filing with the Company a new enrollment agreement authorizing a change in the payroll deduction rate. Any such change in payroll deduction rate shall be effective as of the first payroll period following the date of filing of the new enrollment agreement, if the agreement is filed at least ten (10) business days prior to such period and, if not, as of the second following payroll period.

(f) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5 herein, a Participating Employee’s Payroll Deductions may be decreased during any Plan Period to zero percent (0%). Payroll Deductions reduced to zero percent (0%) in compliance with this Section 6.2(f) shall re-commence automatically at the rate provided in such Participating Employee’s enrollment agreement at the beginning of the next Plan Period, unless terminated by the Participating Employee as provided in Section 6.8.

(g) Any amounts left over in a Participating Employee’s account upon expiration or termination of the Plan (or upon a withdrawal by a Participating Employee or upon a Participating Employee purchasing the maximum dollar amount or number of shares hereunder) shall be returned to the Participating Employee.

6.3. Foreign Employees. To facilitate participation in this Plan, the Committee may provide for such special terms applicable to Participating Employees who are citizens or residents of a foreign jurisdiction or who are employed by a Covered Entity outside of the United States, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such special terms may not be more favorable than the terms of rights granted under this Plan to eligible Employees who are residents of the United States, and must satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. Notwithstanding the foregoing, no such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company. Without limiting the foregoing, the Committee is specifically authorized to adopt rules and procedures, with respect to Participating Employees who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participating Employees, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, and/or establishment of bank or trust accounts to hold payroll deductions or contributions.

6.4. Shares.

(a) If the Committee determines that, on a given Plan Period Termination Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the Plan Period Commencement Date, or (ii) the number of shares available for sale under the Plan on such Plan Period Termination Date, then the Company shall make a pro rata allocation of the Shares available for purchase on such Plan Period Termination Date in as uniform a matter as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participating Employees exercising options to purchase Common Stock on such Plan Period Termination Date. The Company shall make pro rata allocation of the Shares available on the Plan Period Commencement Date pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Plan Period Commencement Date.

(b) The Participating Employee shall have no interest or voting right in Shares covered by his or her option until such option has been exercised.

(c) Shares to be delivered to a Participating Employee under the Plan will be registered in the name of the Participating Employee.

6.5. Grant of Options.

(a) A Participating Employee shall be granted a separate purchase right for each Plan Period in which he or she participates. The purchase right shall be granted on the Plan Period Commencement Date for the Plan Period and shall provide the Participating Employee with the right to purchase Shares upon the terms set forth below.

(b) The number of Shares purchasable by a Participating Employee on each Plan Period Termination Date during the Plan Period, pursuant to Section 6.6 below, shall be determined by dividing such Employee’s Contributions accumulated during such Plan Period prior to such Plan Period Termination Date and retained in the Participating Employee’s account as of the Plan Period Termination Date by the applicable Purchase Price. However, the maximum number of Shares a Participating Employee may purchase during each Plan Period shall be five thousand (5,000) Shares, and provided further that such purchase shall be subject to the limitations set forth in Sections 6.2(c).

(c) The fair market value of the Shares on a given date (the “Fair Market Value”) means the value of a share of common stock on a particular date determined by such methods or procedures as may be established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of the common stock as of any date, is the closing price for the common stock as reported by the New York Stock Exchange (or on any other national securities exchange on which the common stock is then listed) for that date.

6.6. Exercise. Unless a Participating Employee withdraws from the Plan as provided in Section 6.8, each purchase right shall be automatically exercised on each Plan Period Termination Date, and Shares shall accordingly be purchased on behalf of each Participating Employee on each such Plan Period Termination Date. The purchase shall be effected by applying the Participating Employee’s Payroll Deductions for the Plan Period ending on such Plan Period Termination Date to the purchase of Shares (subject to the limitation on the maximum number of Shares purchasable per Participating Employee on any one Plan Period Termination Date) at the Purchase Price in effect for the Participating Employee for that Plan Period Termination Date. The Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the Participating Employee on the Plan Period Termination Date. During his or her lifetime, a Participating Employee’s option to purchase Shares hereunder is exercisable only by him or her.

6.7. Delivery. As soon as practicable after each Plan Period Termination Date, the Company shall arrange the delivery to each Participating Employee, as appropriate, of the Shares purchased upon exercise of his or her option.

6.8. Voluntary Withdrawal; Termination of Employment.

(a) A Participating Employee may withdraw all, but not less than all, of the Contributions credited to his or her account under the Plan at any time prior to each Plan Period Termination Date by giving written notice to the Company in accordance with the Company’s policy regarding withdrawal from the Plan. All of the Participating Employee’s Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current Plan Period will be automatically terminated, and no further Contributions for the purchase of Shares will be made (or will be permitted to be made) during the Plan Period.

(b) Upon termination of the Participating Employee’s Continuous Status as an Employee prior to a Plan Period Termination Date for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 8, and his or her option will be automatically terminated.

(c) A Participating Employee’s withdrawal during a Plan Period will not have any effect upon his or her eligibility to participate in a succeeding Plan Period or in any similar plan which may hereafter be adopted by the Company.

7.	No Special Service Rights

Nothing contained in this Plan shall confer upon any Employee any right with respect to the continuation of his or her employment with the Company or any Covered Entity or any other entity, corporation, partnership, limited liability company or business trust controlling, controlled by or under common control with the Company, or interfere in any way with the right of any such entity, subject to the terms of any separate employment agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment relationship or to increase or decrease, or otherwise adjust, the other terms and conditions of the Employee’s employment.

8.	Designation of Beneficiary

8.1. A Participating Employee may file a written designation of a beneficiary who is to receive any Shares and cash, if any, from the Participating Employee’s account under the Plan in the event of such Participating Employee’s death subsequent to the end of a Plan Period but prior to delivery to him or her of such Shares and cash. Any such beneficiary shall also be entitled to receive any cash from the Participating Employee’s account under the Plan in the event of such Participating Employee’s death during a Plan Period.

8.2. Such designation of beneficiary may be changed by the Participating Employee at any time by written notice. In the event of the death of a Participating Employee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participating Employee’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participating Employee, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participating Employee, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

9.	Transferability of Options and Shares

Neither Contributions credited to a Participating Employee’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 8) by the Participating Employee. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 6.8. In addition, if the Committee has so announced to Participating Employees at least five (5) days prior to the scheduled beginning of the next Plan Period, any Shares acquired on the Plan Period Termination Date of such Plan Period may be subject to restrictions specified by the Committee on the transfer of such Shares. Any Participating Employee selling or transferring any or all of his or her Shares purchased pursuant to the Plan must provide written notice of such sale or transfer to the Company within five (5) business days after the date of sale or transfer. Such notice to the Company shall include the gross sales price, if any, the Plan Period during which the Shares being sold were purchased by the Participating Employee, the number of Shares being sold or transferred and the date of sale or transfer.

10.	Use of Funds

All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions from its other assets.

11.	Reports

Individual accounts will be maintained for each Participating Employee in the Plan. Statements of account will be given to Participating Employees at least annually, which statements will set forth, with respect to the immediately prior calendar year, the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

12.	Adjustments Upon Changes in Capitalization; Covered Transactions

12.1. Adjustment in General. All of the share numbers set forth in the Plan reflect the capital structure of the Company as of the date of the Board’s adoption of this Plan. If subsequent to that date the outstanding Shares (or any other securities covered by the Plan by reason of the prior application of this Section) are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to Shares, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar distribution with respect to such shares of Stock, an appropriate and proportionate adjustment will be made in (i) the maximum numbers and kinds of shares provided in Section 3, (ii) the numbers and kinds of shares or other securities subject to the then outstanding options, and (iii) the exercise price for each share or other unit of any other securities subject to then outstanding options.

12.2. Adjustment Upon the Occurrence of Certain Unusual or Nonrecurring Events. In the event of any corporate action not specifically covered by the preceding Section 12.1, including but not limited to an extraordinary cash distribution on Common Stock, a corporate separation or other reorganization or liquidation, the Committee may make such adjustment of outstanding options and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances. The Committee may make adjustments in the terms and conditions of, and the criteria included in, options in recognition of unusual or nonrecurring events (including, without limitation, the events described in this Section) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

12.3. Related Matters. Any adjustment in Awards made pursuant to Section 12.1 or 12.2 shall be determined and made, if at all, by the Committee, acting in its sole discretion, and shall include any correlative modification of terms which the Committee may deem necessary or appropriate so as to ensure the rights of the Participating Employees in their respective options are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 12.

12.4. Covered Transactions. In the event of a Covered Transaction pursuant to Section 2.10(d), the Plan Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Committee. In the event of a Covered Transaction pursuant to Sections 2.10(a), (b) or (c), each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute for outstanding options, the Plan Period then in progress shall be shortened and a new Plan Period Termination Date shall be set (the “New Plan Period Termination Date”), as of which date the Plan Period then in progress will terminate. The New Plan Period Termination Date shall be on or before the date of consummation of the transaction and the Committee shall notify each Participating Employee in writing, at least ten (10) days prior to the New Plan Period Termination Date, that the Plan Period Termination Date for his or her option has been changed to the New Plan Period Termination Date and that his or her option will be exercised automatically on the New Plan Period Termination Date, unless prior to such date he or she has withdrawn from the Plan Period as provided in Section 6.8. For purposes of this Section 12.4, an option granted under the Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Covered Transaction, each holder of an option under the Plan would be entitled to receive upon exercise of the option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of Shares covered by the option at such time (after giving effect to any adjustments in the number of Shares covered by the option as provided for in this Section 12); provided, however that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per Share consideration received by holders of common stock in the transaction.

13.	Settlement of Awards

13.1. Violation of Law. Notwithstanding any other provision of the Plan to the contrary, if, at any time, in the reasonable opinion of the Company, the issuance of Shares pursuant to the Plan may constitute a violation of law, then the Company may delay such issuance of such Shares until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under any applicable law, rule, or regulation and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission, one of the following conditions shall have been satisfied:

(a) the Shares are, at the time of the issue of such Shares, effectively registered under the Securities Act of 1933; or

(b) the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company) that the sale, transfer, assignment, pledge, encumbrance or other disposition of such Shares or such beneficial interest, as the case may be, does not require registration under the Securities Act of 1933, as amended or any applicable State securities laws.

The Company shall make all reasonable efforts to bring about the occurrence of said events.

13.2. Corporate Restrictions on Rights in Stock. Any Shares to be issued pursuant to the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the charter, certificate or articles, and by-laws, of the Company.

13.3. Investment Representations. The Company shall be under no obligation to issue any Shares unless the Shares to be issued pursuant to the Plan have been effectively registered under the Securities Act of 1933, as amended.

13.4. Placement of Legends; Stop Orders; etc. Each Share to be issued pursuant to the Plan may bear a reference to any applicable restriction under the Plan. All certificates for Shares or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.	Covered Entities

The Board may, in its sole discretion, designate from time to time which Subsidiaries of the Company shall be “Covered Entities” under this Plan, which designation may be made without the approval of the stockholders of the Company. In addition, the Board may determine, in its sole discretion, that a Subsidiary that is a Covered Entity will cease to be a Covered Entity with respect to Plan Periods not yet commenced.

15.	Amendment and Termination

(a) The Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable; provided, however, that approval of the Company’s stockholders shall be required to amend this Plan to: (i) increase the aggregate number, or change the type, of Shares that may be sold pursuant to rights granted under this Plan under Section 3 (other than an adjustment as provided by Section 12); or (ii) change this Plan in any manner that would be considered the adoption of a new plan within the meaning of Treasury Regulations § 1.423-2(c)(4). Except as provided in Section 12, no termination of the Plan may affect options previously granted, provided that the Plan or a Plan Period may be terminated by the Board on a Plan Period Termination Date or by the Board’s setting a new Plan Period Termination Date with respect to a Plan Period then in progress if the Board determines that termination of the Plan and/or any Plan Period is in the best interests of the Company and its stockholders or if continuation of the Plan and/or a Plan Period would cause the Company to incur adverse accounting charges as a result of the Plan. Except as provided in Section 12 or this Section 15, no amendment to the Plan shall make any change in any option previously granted which adversely affects the rights of any Participating Employee.

(b) In addition to the foregoing, without stockholder consent and without regard to whether any Participating Employee rights may be considered to have been adversely affected, the Committee shall be entitled to change the Plan Periods, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars (if applicable), permit payroll withholding in excess of the amount designated by a Participating Employee to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participating Employee properly correspond with amounts withheld from the Participating Employee’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

16.	Notices and Other Communications

Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (i) if to a Participating Employee, at his or her residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its Treasurer, or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report. In addition, the Company may, in its sole discretion, deliver any documents related to the Plan by electronic means or request that Participating Employee communicate with the Company with respect to the Plan by electronic means. By participating in the Plan, each Participating Employee will have consented to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout the Participating Employee’s term of employment or service with the Company and thereafter until withdrawn in writing by Participant.

17.	Section 409A

This Plan and the options to purchase Shares granted pursuant to this Plan are intended to be exempt from the application of Section 409A of the Code and any applicable Treasury Regulations and other official guidance promulgated thereunder (collectively, “Section 409A”). No options to purchase Shares granted pursuant to this Plan are intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of this Plan to the contrary, if the Committee determines that any option to purchase Shares granted under this Plan may be or become subject to Section 409A or that any provision of this Plan may cause an option to purchase Shares granted under this Plan to be or become subject to Section 409A, the Committee may adopt such amendments to this Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Committee determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

18.	Equal Rights and Privileges

Subject to Section 6.3, all eligible Employees will have equal rights and privileges under this Plan such that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 6.3, any provision of this Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Committee, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

19.	Securities Laws

Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

20.	Governing Law

The Plan and all options and actions taken thereunder shall be governed, interpreted and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.

21.	Term of Plan

This Plan shall be effective as of the date of its approval by the stockholders of the Company (such date, the “Effective Date”); provided, that the Effective Date occurs within 12 months before or after the date of the Plan’s approval and adoption by the Board. This Plan will continue in effect until terminated pursuant to Section 15. For the avoidance of doubt, (i) no rights may be granted under this Plan prior to the Effective Date, (ii) no rights may be granted under this Plan during any period of suspension of this Plan or after termination of this Plan, and (iii) if this Plan is not approved by the stockholders of the Company within 12 months before or after the date of its approval and adoption by the Board, this Plan will not become effective and no options to purchase Shares will be granted under this Plan, and the Prior Plan will continue in full force and effect in accordance with its terms.